CREDIT AGREEMENT

                            DATED AS OF MAY 31, 2000

                                      AMONG

                       MICROCHIP TECHNOLOGY INCORPORATED,
                             A DELAWARE CORPORATION

                                  THE LENDERS,

                                  BANK ONE, NA,
                    AS LC ISSUER AND AS ADMINISTRATIVE AGENT

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                              AS SYNDICATION AGENT

                              BANK OF AMERICA, N.A.
                             AS DOCUMENTATION AGENT
                                       AND

                         BANC ONE CAPITAL MARKETS, INC.
                     AS LEAD ARRANGER AND SOLE BOOK MANAGER

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE 1 DEFINITIONS.......................................................   1


ARTICLE 2 THE CREDITS.......................................................  14

   2.1   COMMITMENT.........................................................  14
   2.2   REQUIRED PAYMENTS; TERMINATION.....................................  15
   2.3   RATABLE LOANS......................................................  15
   2.4   TYPES OF ADVANCES..................................................  15
   2.5   SWING LINE LOANS...................................................  15
   2.6   COMMITMENT FEE; REDUCTIONS IN AGGREGATE COMMITMENT.................  16
   2.7   MINIMUM AMOUNT OF EACH ADVANCE.....................................  17
   2.8   OPTIONAL PRINCIPAL PAYMENTS........................................  17
   2.9   METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR NEW ADVANCES....  17
   2.10  CONVERSION AND CONTINUATION OF OUTSTANDING ADVANCES................  18
   2.11  CHANGES IN INTEREST RATE, ETC......................................  18
   2.12  RATES APPLICABLE AFTER DEFAULT.....................................  19
   2.13  METHOD OF PAYMENT..................................................  19
   2.14  NOTELESS AGREEMENT; EVIDENCE OF INDEBTEDNESS.......................  20
   2.15  TELEPHONIC NOTICES.................................................  20
   2.16  INTEREST PAYMENT DATES; INTEREST AND FEE BASIS.....................  21
   2.17  NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND
           COMMITMENT REDUCTIONS............................................  21
   2.18  LENDING INSTALLATIONS..............................................  21
   2.19  FACILITY LCS.......................................................  22
   2.20  NON-RECEIPT OF FUNDS BY THE ADMINISTRATIVE AGENT...................  26
   2.21  REPLACEMENT OF LENDER..............................................  26

ARTICLE 3 YIELD PROTECTION; TAXES...........................................  27

   3.1   YIELD PROTECTION...................................................  27
   3.2   CHANGES IN CAPITAL ADEQUACY REGULATIONS............................  28
   3.3   AVAILABILITY OF TYPES OF ADVANCES..................................  29
   3.4   FUNDING INDEMNIFICATION............................................  29
   3.5   TAXES..............................................................  29
   3.6   LENDER STATEMENTS; SURVIVAL OF INDEMNITY...........................  31

ARTICLE 4 CONDITIONS PRECEDENT..............................................  32

   4.1   INITIAL CREDIT EXTENSION...........................................  32
   4.2   EACH CREDIT EXTENSION..............................................  33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES....................................  34

   5.1   EXISTENCE AND STANDING.............................................  34
   5.2   AUTHORIZATION AND VALIDITY.........................................  34
   5.3   NO CONFLICT; GOVERNMENT CONSENT....................................  34
   5.4   FINANCIAL STATEMENTS...............................................  35
   5.5   MATERIAL ADVERSE CHANGE............................................  35
   5.6   TAXES..............................................................  35
   5.7   LITIGATION AND CONTINGENT OBLIGATIONS..............................  35
   5.8   SUBSIDIARIES.......................................................  36
   5.9   ERISA..............................................................  36
   5.10  ACCURACY OF INFORMATION............................................  36

   5.11  REGULATION U.......................................................  36
   5.12  MATERIAL AGREEMENTS................................................  36
   5.13  COMPLIANCE WITH LAWS...............................................  36
   5.14  OWNERSHIP OF PROPERTIES............................................  37
   5.15  PLAN ASSETS; PROHIBITED TRANSACTIONS...............................  37
   5.16  ENVIRONMENTAL MATTERS..............................................  37

ARTICLE 6 COVENANTS.........................................................  37

   6.1   FINANCIAL REPORTING................................................  37
   6.2   USE OF PROCEEDS....................................................  39
   6.3   NOTICE OF DEFAULT; NOTICE OF MATERIAL ADVERSE EFFECT...............  39
   6.4   CONDUCT OF BUSINESS................................................  39
   6.5   TAXES..............................................................  39
   6.6   INSURANCE..........................................................  39
   6.7   COMPLIANCE WITH LAWS...............................................  40
   6.8   MAINTENANCE OF PROPERTIES..........................................  40
   6.9   INSPECTION.........................................................  40
   6.10  INDEBTEDNESS.......................................................  40
   6.11  MERGER.............................................................  40
   6.12  SALE OF ASSETS.....................................................  41
   6.13  INVESTMENTS AND ACQUISITIONS.......................................  41
   6.14  LIENS..............................................................  42
   6.15  AFFILIATES.........................................................  42
   6.16  SUBORDINATED INDEBTEDNESS..........................................  43
   6.17  CONTINGENT OBLIGATIONS.............................................  43
   6.18  FINANCIAL COVENANTS................................................  43
   6.19  NO NEGATIVE PLEDGE.................................................  43

ARTICLE 7 DEFAULTS..........................................................  44


ARTICLE 8 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES....................  46

   8.1   ACCELERATION; FACILITY LC COLLATERAL ACCOUNT.......................  46
   8.2   AMENDMENTS.........................................................  47
   8.3   PRESERVATION OF RIGHTS.............................................  48

ARTICLE 9 GENERAL PROVISIONS................................................  48

   9.1   SURVIVAL OF REPRESENTATIONS........................................  48
   9.2   GOVERNMENTAL REGULATION............................................  48
   9.3   HEADINGS...........................................................  49
   9.4   ENTIRE AGREEMENT...................................................  49
   9.5   SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT....................  49
   9.6   EXPENSES; INDEMNIFICATION..........................................  49
   9.7   NUMBERS OF DOCUMENTS...............................................  51
   9.8   ACCOUNTING.........................................................  51
   9.9   SEVERABILITY OF PROVISIONS.........................................  51
   9.10  NONLIABILITY OF LENDERS............................................  51
   9.11  CONFIDENTIALITY....................................................  52
   9.12  NONRELIANCE........................................................  52
   9.13  DISCLOSURE.........................................................  52

ARTICLE 10 THE ADMINISTRATIVE AGENT.........................................  53

   10.1  APPOINTMENT; NATURE OF RELATIONSHIP................................  53
   10.2  POWERS.............................................................  53
   10.3  GENERAL IMMUNITY...................................................  53
   10.4  NO RESPONSIBILITY FOR LOANS, RECITALS, ETC.........................  54

   10.5  ACTION ON INSTRUCTIONS OF LENDERS..................................  54
   10.6  EMPLOYMENT OF ADMINISTRATIVE AGENTS AND COUNSEL....................  54
   10.7  RELIANCE ON DOCUMENTS; COUNSEL.....................................  55
   10.8  ADMINISTRATIVE AGENT'S REIMBURSEMENT AND INDEMNIFICATION...........  55
   10.9  NOTICE OF DEFAULT..................................................  55
   10.10 RIGHTS AS A LENDER.................................................  56
   10.11 LENDER CREDIT DECISION.............................................  56
   10.12 SUCCESSOR ADMINISTRATIVE AGENT.....................................  56
   10.13 ADMINISTRATIVE AGENT'S FEE.........................................  57
   10.14 DELEGATION TO AFFILIATES...........................................  57
   10.15 DOCUMENTATION AGENT AND SYNDICATION AGENT..........................  57

ARTICLE 11 SETOFF; RATABLE PAYMENTS.........................................  58

   11.1  SETOFF.............................................................  58
   11.2  RATABLE PAYMENTS...................................................  58

ARTICLE 12 BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS................  58

   12.1  SUCCESSORS AND ASSIGNS.............................................  58
   12.2  PARTICIPATIONS.....................................................  59
   12.3  ASSIGNMENTS........................................................  60
   12.4  DISSEMINATION OF INFORMATION.......................................  61
   12.5  TAX TREATMENT......................................................  61

ARTICLE 13 NOTICES..........................................................  61

   13.1  NOTICES............................................................  61
   13.2  CHANGE OF ADDRESS..................................................  61

ARTICLE 14 COUNTERPARTS.....................................................  62


ARTICLE 15 CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.....  62

   15.1  CHOICE OF LAW......................................................  62
   15.2  CONSENT TO JURISDICTION............................................  62
   15.3  WAIVER OF JURY TRIAL...............................................  62

Pricing Schedule

Exhibits:
     "A"   Form of Opinion
     "B"   Form of Compliance Certificate
     "C"   Form of Assignment Agreement
     "D"   Form of Loan/Credit Related Money Transfer Instructions
     "E"   Form of Note
     "F-1" Form of Swing Line Borrowing Notice
     "F-2" Form of Conversion/Continuation Notice

Schedules:
     "1" Subsidiaries, Material Subsidiaries and Other Investments "2" Indebtedness and Liens

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT ("Agreement"), dated as of May 31, 2000, is among MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation, the Lenders, and BANK ONE, NA, a national banking association, having its principal office in Chicago, Illinois, as LC Issuer and as Administrative Agent, Wells Fargo Bank, National Association as Syndication Agent and Bank of America, N.A. as Documentation Agent. The parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         As used in this Agreement:

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

         "Administrative Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

         "Advance" means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term "Advance" shall include Swing Line Loans unless otherwise expressly provided.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

         "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

         "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

         "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day or (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

         "Applicable Fee Rate" means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

         "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

         "Arranger"   means  Banc  One  Capital   Markets,   Inc.,   a  Delaware
corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Authorized Officer" means any of the President, CEO, Chief Financial Officer, or Treasurer of the Borrower, acting singly.

         "Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

         "Bank One" means Bank One, NA, a national banking association, having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

         "Borrower"  means  Microchip   Technology   Incorporated,   a  Delaware
corporation, and its successors and assigns.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Borrowing Notice" is defined in Section 2.9.

         "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

         "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.00; PROVIDED in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

         "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Collateral Shortfall Amount" is defined in Section 8.1.

         "Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

         "Commitment Fee" is defined in Section 2.6(a).

         "Consolidated EBIT" means Consolidated Net Income PLUS, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, and (iii) extraordinary losses incurred other than in the ordinary course of business, MINUS, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

         "Consolidated EBITDA" means Consolidated Net Income PLUS, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation,
(iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, MINUS, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

         "Consolidated Funded Indebtedness" means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

         "Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

         "Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

         "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

         "Consolidated Tangible Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time LESS all intangible assets of Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

         "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

         "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, would be treated, if applicable, as a single employer under
Section 414 of the Code.

         "Conversion/Continuation Notice" is defined in Section 2.10.

         "Credit Extension" means the making of an Advance or the issuance of a Facility LC hereunder.

         "Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Facility LC.

         "Default" means an event described in Article 7.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to
(i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

         "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association
Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; PROVIDED that, (i) if Reuters Screen FRBD is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

         "Eurodollar Loan" means a Loan which,  except as otherwise  provided in
Section 2.12, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, PLUS
(ii) the Applicable Margin.

         "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

         "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

         "Facility LC" is defined in Section 2.19.1.

         "Facility LC Application" is defined in Section 2.19.3.

         "Facility LC Collateral Account" is defined in Section 2.19.11.

         "Facility Termination Date" means May 31, 2003 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

         "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day PLUS (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

         "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

         "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

         "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other
Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations and (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

         "Information" is defined in Section 9.11.

         "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; PROVIDED, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; PROVIDED, HOWEVER, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any time deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person; provided that "Investment" shall not include any such items with a maturity date, an expiration date or similar duration provision of less than one year.

         "LC Fee" is defined in Section 2.19.4.

         "LC Issuer" means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder.

         "LC Obligations" means, at any time, the sum, without  duplication,  of
(i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time PLUS (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

         "LC Payment Date" is defined in Section 2.19.5.

         "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term "Lenders" includes Bank One in its capacity as Swing Line Lender.

         "Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.18.

         "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Leverage Ratio" means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Borrower's then most-recently ended four fiscal quarters.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan" means a Revolving Loan or a Swing Line Loan.

         "Loan Documents" means this Agreement, the Facility LC Applications and any Notes issued pursuant to Section 2.14.

         "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.

         "Material Indebtedness" is defined in Section 7.5.

         "Material Division" means any division of the Borrower or a Subsidiary which (i) represents more than 10% of the consolidated assets of the Borrower as would be shown in the consolidated financial statements of the Borrower as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower as reflected in the financial statements referred to in clause (i) above.

         "Material Subsidiary" means a Subsidiary which (i) represents more than 10% of the consolidated assets of the Borrower as would be shown in the consolidated financial statements of the Borrower as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower as reflected in the financial statements referred to in clause (i) above.

         "Modify" and "Modification" are defined in Section 2.19.1.

         "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group might be a party in the future to which more than one employer is obligated to make contributions.

         "Non-U.S. Lender" is defined in Section 3.5(iv).

         "Note" means any promissory note issued at the request of a Lender pursuant to Section 2.14 in the form of Exhibit "E".

         "Notice of Assignment" is defined in Section 12.3.2.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

         "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

         "Operating Lease Obligations" means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.

         "Other Taxes" is defined in Section 3.5(ii).

         "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, PLUS (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, PLUS (iii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

         "Participants" is defined in Section 12.2.1.

         "Payment  Date"  means as to (i) the  commitment  fee paid  pursuant to
Section 2.6, the first Business Day of each calendar quarter, commencing July 1, 2000; and (ii) a Floating Rate Advance and the LC Fee, on the first Business Day of each month.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Permitted Acquisition" means any Acquisition made by the Borrower or any of its Subsidiaries, PROVIDED that (i) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representations and warranties contained in Article 5 shall be true both before and after giving effect to such Acquisition except to the extent any such representation or warrant is stated to relate solely to an earlier date, (ii) the business to be acquired in such Acquisition is reasonably related to one or more of the fields of enterprise in which the Borrower and its Subsidiaries are engaged on the date hereof, and (iii) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained.

         "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which, if applicable in the future, the Borrower or any member of the Controlled Group might have any liability.

         "Pricing Schedule" means the Schedule attached hereto identified as such.

         "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One, NA or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

         "Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Purchasers" is defined in Section 12.3.1.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

         "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

         "Reportable Event" means, if applicable in the future to the Borrower, a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; PROVIDED, HOWEVER, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

         "Reports" is defined in Section 9.6(i).

         "Required Lenders" means Lenders in the aggregate having at least 60% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 60% of the Aggregate Outstanding Credit Exposure.

         "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

         "Revolving Loan" means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

         "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

         "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Single Employer Plan" means any Plan that may be maintained in the future by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

         "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

         "Swing Line Borrowing Notice" is defined in Section 2.5.2.

         "Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $10,000,000.00 at any one time outstanding.

         "Swing Line Lender" means Bank One or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

         "Swing Line Loan" means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.

         "Synthetic Lease Obligations" means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but EXCLUDING Excluded Taxes and Other Taxes.

         "Termination" means the payment in full of the principal amount of all Credit Extensions, all accrued interest thereon and all fees with respect thereto, coupled with termination of all obligations (if any) of all of the Lenders and the Swing Line Lender to advance funds or extend credit to or for the benefit, and the LC Issuer to issue or Modify Facility LCs for the account of Borrower pursuant to this Agreement, and the expiration of all outstanding Facility LC's.

         "Transferee" is defined in Section 12.4.

         "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

         "Unfunded Liabilities" means, if applicable to the Borrower, the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans, if any, exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, in either case excluding any de minimis amount of securities or interest required to be director owned.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                    ARTICLE 2

                                   THE CREDITS

2.1 COMMITMENT.


         (a) From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower provided that after giving effect to the making of each such Revolving Loan and the issuance of such Facility LC, such Lender's Outstanding Credit Exposure shall not exceed in the aggregate at any one time outstanding its Pro Rata Share of the Aggregate Outstanding Credit Exposure, and provided further that at no time shall the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitment to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

         (b) If no Default or Unmatured Default has occurred and is continuing, the Borrower may, by notice to the Administrative Agent, request that, on the terms and subject to the conditions contained in this Agreement, the Lenders and/or other financial institutions not then a party to this Agreement that are satisfactory to the Administrative Agent and the Borrower provide up to an aggregate amount of $50,000,000 in additional Commitments. Upon receipt of such notice, the Administrative Agent shall use all commercially reasonable efforts to arrange for the Lenders or other financial institutions to provide such additional Commitments; PROVIDED that the Administrative Agent will first offer each of the Lenders that then has a Commitment a pro rata portion (based upon the Commitments at such time) of any such additional Commitments. Alternatively, any Lender may commit to provide the full amount of the requested additional Commitments and then offer portions of such additional Commitments to the other Lenders or other financial institutions, subject to the proviso in the immediately preceding sentence. Nothing contained in this paragraph or otherwise in this Agreement is intended to commit any Lender or the Administrative Agent to provide any portion of any such additional Commitments. If and to the extent that any Lenders and/or other financial institutions agree, in their sole discretion, to provide any such additional Commitments, (i) the Aggregate Commitment shall be increased by the amount of the additional Commitments agreed to be so provided, (ii) the Pro Rata Shares of the respective Lenders in respect of the Commitments shall be adjusted accordingly, (iii) at such time and in such manner as the Borrower and the Administrative Agent shall agree (it being understood that the Borrower and the Administrative Agent will use all commercially reasonable efforts to avoid the prepayment or assignment of any Eurodollar Advance on a day other than the last day of the Interest Period applicable thereto), the Lenders shall assign and assume outstanding Revolving Loans and participations in L/C Obligations so as to cause the amount of such Revolving Loans and participations in L/C Obligations held by each Lender to conform to the respective percentages of the applicable Commitments of the Lenders and (iv) the Borrower shall execute and deliver any additional Notes or other amendments or modifications to this Agreement or any other Loan Documents as the Administrative Agent may reasonably request.

2.2 REQUIRED PAYMENTS; TERMINATION.

         The  Aggregate   Outstanding  Credit  Exposure  and  all  other  unpaid
Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3 RATABLE LOANS.

         Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4 TYPES OF ADVANCES.

         The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by the Borrower in accordance with
Section 2.5.

2.5 SWING LINE LOANS.

         2.5.1 AMOUNT OF SWING LINE LOANS. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment; PROVIDED that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and PROVIDED FURTHER that at no time shall the sum of (i) the Swing Line Lender's Pro Rata Share of the Swing Line Loans, PLUS (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender's Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

         2.5.2 BORROWING NOTICE. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") in the form of Exhibit "F-1" not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.00. The Swing Line Loans shall bear interest at the Floating Rate.

         2.5.3 MAKING OF SWING LINE LOANS. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Administrative Agent's aforesaid address.

         2.5.4 REPAYMENT OF SWING LINE LOANS. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article 13. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article 2. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this
Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Swing Line Lender, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.6 COMMITMENT FEE; REDUCTIONS IN AGGREGATE COMMITMENT.

         (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee (the "Commitment Fee") at a per annum rate equal to the Applicable Fee Rate on the daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of any Lender's Commitment for the purpose of calculating the commitment fee due hereunder.

         (b) The Borrower may  permanently  reduce the  Aggregate  Commitment in
whole,  or  in  part  ratably  among  the  Lenders  in  integral   multiples  of
$5,000,000.00, upon at least three (3) Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; PROVIDED, HOWEVER, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.7 MINIMUM AMOUNT OF EACH ADVANCE.

         Each Advance shall be in the minimum amount of $3,000,000.00 (and in multiples of $1,000,000.00 if in excess thereof); PROVIDED, HOWEVER, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.8 OPTIONAL PRINCIPAL PAYMENTS.

         The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $3,000,000.00 or any integral multiple of $1,000,000.00 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one (1) Business Day's prior notice to the Administrative Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000.00 and increments of $50,000.00 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by noon (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $3,000,000.00 or any integral multiple of $1,000,000.00 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Administrative Agent.

2.9 METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR NEW ADVANCES.

         The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than noon (Chicago time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

          (i) the Borrowing Date, which shall be a Business Day, of such Advance,

          (ii) the aggregate amount of such Advance,

          (iii) the Type of Advance selected, and

          (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article 13. The Administrative Agent will wire the funds so received from the Lenders in accordance with instructions received from the Borrower.

2.10 CONVERSION AND CONTINUATION OF OUTSTANDING ADVANCES.

         Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line
Loan) into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") in the form of Exhibit "F-2" of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than noon (Chicago time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

         (i) the requested date, which shall be a Business Day, of such conversion or continuation,

         (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

         (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.11 CHANGES IN INTEREST RATE, ETC.

         Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.12 RATES APPLICABLE AFTER DEFAULT.

         Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of
Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee shall be increased by 2% per annum; PROVIDED that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.13 METHOD OF PAYMENT.

         All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to
Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Each reference to the Administrative Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to
Section 2.19.6.

2.14 NOTELESS AGREEMENT; EVIDENCE OF INDEBTEDNESS.

         (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

         (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be PRIMA FACIE evidence of the existence and amounts of the Obligations therein recorded; PROVIDED, HOWEVER, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

         (iv) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit "E", with appropriate changes for notes evidencing Swing Line Loans (each a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.15 TELEPHONIC NOTICES.

         The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.16 INTEREST PAYMENT DATES; INTEREST AND FEE BASIS.

         Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid or converted, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest on Eurodollar Advances, LC Fees and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.17 NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND COMMITMENT REDUCTIONS.

         Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/ Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18 LENDING INSTALLATIONS.

         Each  Lender  may  book  its  Loans  and  its  participation  in any LC
Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.19 FACILITY LCS.

         2.19.1 ISSUANCE. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; PROVIDED that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $20,000,000.00 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth (5th) Business Day prior to the Facility Termination Date and (y) one year after its issuance.

         2.19.2 PARTICIPATIONS. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

         2.19.3 NOTICE. Subject to Section 2.19.1, the Borrower shall give the LC Issuer notice prior to noon (Chicago time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in
Article 4 (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a "Facility LC Application"); PROVIDED, HOWEVER, that the LC Issuer shall have no obligation to, and shall not, issue or Modify any Facility LC if the LC Issuer has received written notice from the Administrative Agent, any Lender or the Borrower on or prior to the Business Day of the proposed issuance or Modification of such Facility LC that one or more of the conditions set forth in Article 4 is not then satisfied. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

         2.19.4 LC FEES. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (such fee described in this sentence an "LC Fee"). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount to be agreed upon between the LC Issuer and the Borrower, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

         2.19.5 ADMINISTRATION; REIMBURSEMENT BY LENDERS. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6 below, PLUS (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer's demand for such reimbursement (or, if such demand is made after noon (Chicago time) on such date, from the next succeeding Business
Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

         2.19.6 REIMBURSEMENT BY BORROWER. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; PROVIDED that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this

Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article 4), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

         2.19.7  OBLIGATIONS  ABSOLUTE.  The Borrower's  obligations  under this
Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

         2.19.8 ACTIONS OF LC ISSUER. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

         2.19.9 INDEMNIFICATION. Subject to the limitations set forth herein, the Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, or related costs or expenses which such Lender, the LC Issuer or the Administrative Agent may reasonably incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, or related costs or expenses which the LC Issuer may reasonably incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; PROVIDED (i) that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by
(x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC; (ii) and further provided that in no event shall Borrower be liable for any incidental, indirect, exemplary, consequential, special or punitive damages, or for any loss of revenue, profits, capital or business or wasted management time, even if Borrower is made aware of the possibility of such damages or they are foreseeable, and the Administrative Agent, the Arranger, each Lender and each LC Issuer hereby waives, releases and agrees not to sue for, any incidental, indirect, consequential (including but not limited to loss of revenue and loss of profits), special or punitive damages that may be suffered by the Administrative Agent, the Arranger, such Lender and such LC Issuer in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby, except to the extent the Administrative Agent, the Arranger, each Lender and each LC Issuer is subject to a final, nonappealable judgment for claims for incidental, indirect, consequential, special or punitive damages by other Persons to the extent they are attributable to actions of the Borrower. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

         2.19.10 LENDERS' INDEMNIFICATION. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability
(except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

         2.19.11 FACILITY LC COLLATERAL ACCOUNT. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the "Facility LC Collateral Account") at the Administrative Agent's office at the address specified pursuant to Article 13, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding thirty (30) days. Nothing in this Section 2.19.11 shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

         2.19.12 RIGHTS AS A LENDER. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20 NON-RECEIPT OF FUNDS BY THE ADMINISTRATIVE AGENT.

         Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or
(y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.21 REPLACEMENT OF LENDER.

         If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement; PROVIDED that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and PROVIDED FURTHER that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit "C" and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

                                    ARTICLE 3

                             YIELD PROTECTION; TAXES

3.1 YIELD PROTECTION.

         (a) If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed in good faith material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then a certificate of a Lender or an LC Issuer, as the case may be, setting forth such amount or amounts as shall be necessary to compensate such Lender or LC Issuer, as the case may be, as specified in this Article 3.1, and setting forth in reasonable detail the manner in which such amount or amounts have been calculated, shall be delivered to the Borrower. The Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate delivered to it within 15 days of Borrower's receipt of such certificate.

         (b) Each Lender or the Administrative Agent on behalf of the Lenders shall give notification to the Borrower of any event or prospective event which will give rise to the operation of paragraph (a) of this Section, such notification to be sent within ninety (90) days of the date of the public promulgation of the effective date of any such law, rule, regulation, policy, guideline or directive, or change therein.

3.2 CHANGES IN CAPITAL ADEQUACY REGULATIONS.

         (a) If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, the Borrower shall pay such Lender or the LC Issuer, in accordance with
Section 3.2(b), the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines in good faith is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender's or the LC Issuer's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         (b) A certificate of a Lender or an LC Issuer, as the case may be, setting forth such amount or amounts as shall be necessary to compensate such Lender or LC Issuer, as the case may be, as specified in Article 3.2(a), and setting forth in reasonable detail the manner in which such amount or amounts have been calculated, shall be delivered to the Borrower. The Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate delivered to it within 15 days of Borrower's receipt of such certificate.

         (c) Each Lender or the Administrative Agent on behalf of the Lenders shall give notification to the Borrower of any event or prospective event which will give rise to the operation of paragraph (a) of this Section, such notification to be sent within ninety (90) days of the date of the public promulgation of the effective date of any such Change.

3.3 AVAILABILITY OF TYPES OF ADVANCES.

         If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4 FUNDING INDEMNIFICATION.

         If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5 TAXES.

         (i) All payments by the Borrower to or for the account of any Lender, LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all legally required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions to the extent it is legally required to do so, (c) the Borrower shall pay any amount deducted to the relevant authority in accordance with applicable law, and (d) the Borrower shall furnish to the

Administrative Agent the original copy of a receipt evidencing any payment thereof within thirty (30) days after such payment is made.

         (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application ("Other Taxes").

         (iii) Subject to Sections 3.5(iv), 3.5(v) and 3.5(vi), the Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this
Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender and any liability (including any penalties, interest and expenses due to Borrower's failure to make such indemnification payments as hereinafter required) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days after the receipt by the Borrower from the Administrative Agent, the LC Issuer or such Lender of a demand therefor pursuant to Section 3.6. Included with such demand shall be a certificate setting forth the amount demanded and in reasonable detail the calculation by which such amount has been determined.

         (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten (10) Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, UNLESS an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

         (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; PROVIDED that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

         (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

         (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including reasonable attorneys fees and time charges of attorneys for the Administrative Agent, but excluding any fees or charges of attorneys that may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

         (viii) Each Lender or the Administrative Agent on behalf of the Lenders shall give notification to the Borrower of any event or prospective event which will give rise to the operation of paragraph (iii) of this Section, such notification to be sent within ninety (90) days of the date of the public promulgation of the effective date of any such Taxes or Stamp Taxes.

3.6 LENDER STATEMENTS; SURVIVAL OF INDEMNITY.

         To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within thirty (30) days of written demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4, 3.5 and this Section
3.6 shall survive payment of the Obligations and termination of this Agreement, provided that Borrower shall have no further obligation to the Lenders under said Sections unless a certificate setting forth the amount of such obligation shall have been delivered by the Lender within ninety (90) calendar days after the Termination.

                                    ARTICLE 4

                              CONDITIONS PRECEDENT

4.1 INITIAL CREDIT EXTENSION.

         The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders and/or the following conditions are satisfied:

          (i) Copies of the certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

          (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

          (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

          (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

          (v) A written opinion of the Borrower's counsel, addressed to the Lenders in substantially the form of Exhibit "A".

          (vi) Any Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender.

          (vii) Written money transfer instructions, in substantially the form of Exhibit "D", addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

          (viii) A certificate, signed by an authorized officer of each Material Subsidiary of Borrower, stating that among other things, (i) the Material Subsidiary is validly existing and in good standing under its applicable laws, (ii) it is not in liquidation or subject to an administration order,
     (iii) no receiver or manager has been appointed for its property, and (iv) it has the power and material governmental licenses, authorizations, consents and approvals to carry on its business as now conducted.

          (ix) If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.

          (x) Payments of the fees owed to the Administrative Agent and the Arranger by the Borrower pursuant to that letter dated February 17, 2000 among them.

          (xi) Evidence that the Credit Agreement dated as of October 28, 1997 among Borrower, the Banks named therein, Bank One, Arizona, NA as
     Administrative Agent and The First National Bank of Chicago as Documentation Administrative Agent shall have been terminated and all loans, fees and costs related thereto paid in full.

          (xii) Such other documents as any Lender or its counsel may have reasonably requested.

4.2 EACH CREDIT EXTENSION.

         The Lenders shall not (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension
Date:

          (i) There exists no Default or Unmatured Default.

          (ii) The representations and warranties contained in Article 5 are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

          (iii) All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

         Each Borrowing Notice, request for issuance of a Facility LC, or Swing Line Borrowing Notice, as the case may be, with respect to each such Credit
Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit "B" as a condition to making a Credit Extension.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lenders that:

5.1 EXISTENCE AND STANDING.

         Each of the Borrower and its Material Subsidiaries is a corporation, partnership (in the case of Material Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted if failure could reasonably be expected to have a Material Adverse Effect.

5.2 AUTHORIZATION AND VALIDITY.

         The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.3 NO CONFLICT; GOVERNMENT CONSENT.

         Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Material Subsidiaries or (ii) the Borrower's or any Material Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or
(iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Material Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien (other than as permitted under Section 6.14) in, of or on the Property of the Borrower or a Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement, the violation of which could reasonably be expected to have a Material Adverse Effect. Except for filing which may be required under the Securities Exchange Act of 1934, no order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Material Subsidiaries, is required to be obtained by the Borrower or any of its Material Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, whose failure to obtain could reasonably be expected to have a Material Adverse Effect.

5.4 FINANCIAL STATEMENTS.

         The March 31, 1999 consolidated financial statements of the Borrower heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower at such date and the consolidated results of its operations for the period then ended.

5.5 MATERIAL ADVERSE CHANGE.

         Since March 31, 1999 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower which could reasonably be expected to have a Material Adverse Effect.

5.6 TAXES.

         The Borrower has filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower if failure could reasonably be expected to have a Material Adverse Effect, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower in respect of any taxes or other governmental charges are adequate.

5.7 LITIGATION AND CONTINGENT OBLIGATIONS.

         Except as set forth in the Borrower's filing with the Securities and Exchange Commission on Form 10-K for the year ended March 31, 1999 (the "1999 SEC Filing"), there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or threatened against or affecting the Borrower which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which
(i) could not reasonably be expected to have a Material Adverse Effect, or (ii) is set forth in the 1999 SEC Filing, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 SUBSIDIARIES.

         Schedule "1" contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and indicating which Subsidiaries are Material Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 ERISA.

         The Borrower has no outstanding Plans.

5.10 ACCURACY OF INFORMATION.

         No information, exhibit or report furnished by the Borrower to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11 REGULATION U.

         Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12 MATERIAL AGREEMENTS.

         The Borrower is not a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect as to the Borrower. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect as to the Borrower or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13 COMPLIANCE WITH LAWS.

         The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect as to the Borrower.

5.14 OWNERSHIP OF PROPERTIES.

         Except as set forth on Schedule "2", on the date of this Agreement, the Borrower and its Material Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Material Subsidiaries if failure could reasonably be expected to have a Material Adverse Effect.

5.15 PLAN ASSETS; PROHIBITED TRANSACTIONS.

         The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. ss. 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

5.16 ENVIRONMENTAL MATTERS.

         In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower is not aware of any Material Adverse Effect reasonably expected to be caused by any existing Environmental Laws. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE 6

                                    COVENANTS

         During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 FINANCIAL REPORTING.

         The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

          (i) Within ninety (90) days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

          (ii) Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer.

          (iii) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit "B" signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (iv) If Borrower has  implemented a Plan,  within two hundred  seventy
     (270) days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

          (v) If Borrower has implemented a Plan, as soon as possible and in any event within ten (10) days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

          (vi) As soon as possible and in any event within twenty (20) Business Days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local Environmental Law by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect as to the Borrower.

          (vii) Upon request by the Administrative Agent or any Lender, copies of all financial statements, reports and proxy statements furnished to the shareholders of the Borrower.

          (viii) Upon request by the Administrative Agent or any Lender, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower files with the Securities and Exchange Commission.

          (ix) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2 USE OF PROCEEDS.

         The Borrower will use the proceeds of the Credit Extensions for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

6.3 NOTICE OF DEFAULT; NOTICE OF MATERIAL ADVERSE EFFECT.

         The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4 CONDUCT OF BUSINESS.

         The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so would not result in a Material Adverse Effect.

6.5 TAXES.

         The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property if failure to do so could reasonably be expected to have a Material Adverse Effect, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6 INSURANCE.

         The Borrower will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7 COMPLIANCE WITH LAWS.

         The Borrower will, and will cause each Subsidiary to, comply with all applicable (i) laws, rules, regulations and (ii) final, nonappealable orders, writs, judgments, injunctions, decrees or awards, to which it may be subject including, without limitation, all Environmental Laws, if failure to do so could reasonably be expected to have a Material Adverse Effect as to the Borrower.

6.8 MAINTENANCE OF PROPERTIES.

         The Borrower will, and will cause each Material Subsidiary to, keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business.

6.9 INSPECTION.

         Upon reasonable notice, the Borrower will permit representatives of the Administrative Agent and each Lender, at such representatives' sole cost and expense, to have access to Borrower's financial records and Borrower's premises at reasonable times during Borrower's normal operating hours, and to make such excerpts from such records as such representatives may deem necessary, provided that each person having access to Borrower's financial records and premises shall hold all Information obtained in accordance with the provisions set forth in Section 9.11.

6.10 INDEBTEDNESS.

         The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (i) The Loans and the Reimbursement Obligations.

          (ii) Indebtedness existing on the date hereof and described in Schedule "2".

          (iii) Indebtedness incurred after the date hereof not greater than $50,000,000 in the aggregate.

6.11 MERGER.

         The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets or the assets of any Material Division, whether now owned or hereafter acquired, or any capital stock of any Subsidiary (including any sale or transfer, by merger or otherwise, of one of the Subsidiaries or Material Divisions); EXCEPT THAT (a) the Borrower and any Subsidiary may sell inventory in the ordinary course of business and (b) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Wholly-Owned Subsidiary may merge into or consolidate with any other Wholly-Owned Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Subsidiary and no Person other than the Borrower or a Wholly-Owned Subsidiary receives any consideration, (iii) any other corporation may be merged with a Subsidiary of the Borrower, provided that the surviving corporation shall be a Subsidiary of the Borrower and no Default has occurred or would occur as a result of such merger or acquisition and (iv) any other corporation may be merged into the Borrower if the Borrower shall be the surviving corporation and no Default has occurred or would occur as a result of such merger or acquisition; BUT PROVIDED that in any merger of the Borrower pursuant to (iv) above, the surviving entity must be at least as creditworthy as the Borrower was immediately prior to such merger or acquisition and must expressly fully assume in writing all obligations of the Borrower pursuant to this Agreement.

6.12     SALE OF ASSETS.

         The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

          (i) Sales of inventory in the ordinary course of business.

          (ii) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.13 INVESTMENTS AND ACQUISITIONS.

         The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

          (i) Cash Equivalent Investments.

          (ii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule "1".

          (iii) Permitted Acquisitions not to exceed $100,000,000.00, taking into account the total consideration received for any such acquisition (e.g., stock, assumption of debt, etc.), in the aggregate per fiscal year.

6.14 LIENS.

         The Borrower will not, nor will it permit any Material Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Material Subsidiaries, except:

          (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due.

          (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

          (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Material Subsidiaries.

          (v) Liens existing on the date hereof and described in Schedule "2".

          (vi)   Additional   Liens   securing    Indebtedness   not   exceeding
     $50,000,000.00 in the aggregate.

6.15 AFFILIATES.

         The Borrower will not, and will not permit any Material Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Material Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than the Borrower or such Material Subsidiary would obtain in a comparable arms-length transaction.

6.16 SUBORDINATED INDEBTEDNESS.

         The Borrower will not, and will not permit any Subsidiary to, make any material amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

6.17 CONTINGENT OBLIGATIONS.

         The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary and any Synthetic Lease Obligations), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, and (iii) Contingent Obligations and Synthetic Lease Obligations not exceeding $20,000,000.00 in the aggregate.

6.18 FINANCIAL COVENANTS.

         6.18.1 INTEREST COVERAGE RATIO. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBIT to (ii) Consolidated Interest Expense to be less than 5.00 to 1.0.

         6.18.2 MINIMUM TANGIBLE NET WORTH. The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than the sum of (i)
$412,000,000.00, PLUS (ii) 50% of its Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending March 31, 2000 (without deduction for losses), PLUS (iii) 100% of any future equity issuance after the date hereof.

         6.18.3 LEVERAGE RATIO. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters to be greater than 1.50 to 1.0.

         6.18.4 EBITDA. The Borrower will not permit its Consolidated EBITDA as of the end of any fiscal quarter for the then most recently ended four fiscal quarters to be less than $100,000,000.00.

6.19 NO NEGATIVE PLEDGE.

         The Borrower will not, nor will it permit any Material Subsidiary to, enter into any material agreement that would prevent the Borrower or any Material Subsidiary from granting a Lien in, of or on the Property of the Borrower or any of its Material Subsidiaries for the benefit of the Lenders.

                                    ARTICLE 7

                                    DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:

         7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Material Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

         7.2 Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one (1) Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five (5) days after the same becomes due.

         7.3 The breach by the Borrower of the terms or provisions of Sections 6.10, 6.11, 6.12, 6.16, 6.17 or 6.19. The breach by the Borrower of any of the other terms or provisions of Article 6 which is not remedied within thirty (30) calendar days after the earlier of (i) the day on which an Authorized Officer knows or should have known of such default in the exercise of prudent business practices customary to the industry and (ii) receipt by the Borrower of written or telecopy notice from the Administrative Agent of such default.

         7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article 7) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

         7.5 Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $10,000,000.00 ("Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

         7.6 The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

         7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

         7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

         7.9 The entry of any non-appealable judgments in excess of seven and one-half percent (7.5%) of Borrower's Consolidated Tangible Net Worth in the aggregate against the Borrower and any Material Subsidiary that are not adequately covered by insurance.

         7.10  If  Borrower  has   implemented   any  such  Plan,  the  Unfunded
Liabilities of all Single Employer Plans shall exceed in the aggregate $10,000,000.00 or any Reportable Event shall occur in connection with any Plan.

         7.11 If Borrower has implemented any such Plan, the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $10,000,000.00 or requires payments exceeding $10,000,000.00 per annum.

         7.12 If Borrower has implemented any such Plan, the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $10,000,000.00.

         7.13 The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect as to the Borrower.

         7.14 Any Change in Control shall occur.

                                    ARTICLE 8

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 ACCELERATION; FACILITY LC COLLATERAL ACCOUNT.

         (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount"). If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

         (ii) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

         (iii) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

         (iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

         (v) If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2 AMENDMENTS.

         (a) Subject to the provisions of this Article 8, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of all of the Lenders:

          (i) Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate of interest, or fees (other than those fees directly agreed upon between the Borrower and the Administrative Agent), or amounts payable by Borrower under Article 3 hereof, or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

          (ii) Reduce the percentage specified in the definition of Required Lenders.

          (iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, except as expressly provided in Section 2.1(b), or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement.

          (iv) Amend this Section 8.2.

          (v) Release any collateral held in the Facility LC Collateral Account (except in accordance with the terms hereof), or all or substantially all of any other collateral, if any, securing any such Credit Extension.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, no amendment of any provision of this Agreement relating to the Swing
Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. The Administrative Agent may waive payment of the fee required under Section
12.3.2 without obtaining the consent of any other party to this Agreement.

         (b) The Lenders hereby agree to make commercially reasonable efforts to respond promptly to any such written notice given by the Administrative Agent to the Lenders.

8.3 PRESERVATION OF RIGHTS.

         No delay or omission of a party hereto to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Borrower and by the Lenders required pursuant to
Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Borrower, the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

                                    ARTICLE 9

                               GENERAL PROVISIONS

9.1 SURVIVAL OF REPRESENTATIONS.

         All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated, and shall continue in full force and effect until Termination has occurred.

9.2 GOVERNMENTAL REGULATION.

         Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 HEADINGS.

         Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 ENTIRE AGREEMENT.

         The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

9.5 SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT.

         The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; PROVIDED, HOWEVER, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and
10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6      EXPENSES; INDEMNIFICATION.

         (i) Subject to the limitations set forth herein, the Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Administrative Agent, but excluding any fees or charges of attorneys that may be employees of the Administrative Agent) paid or reasonably incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, the Arranger, the LC Issuer and the Lenders, but excluding any fees or charges of attorneys that may be employees of the Administrative Agent, the Arranger, the LC Issuer or the Lenders) paid or reasonably incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents; provided, however, Borrower shall have no liability for such costs or expenses if Borrower is the prevailing party in any action to collect or to enforce the Loan Documents. Expenses being reimbursed by the Borrower under this
Section include, without limitation, reasonable costs and expenses reasonably incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by Bank One from information furnished to it by or on behalf of the Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement. Borrower shall not be obligated to reimburse the costs and expenses of more than one (1) such Report per fiscal year of the Borrower.

         (ii) Subject to the limitations set forth herein, the Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, the LC Issuer and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or reasonably incur arising out of or directly relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. To receive indemnification under this Section 9.6(ii), the Administrative Agent, the Arranger, the Lender or the LC Issuer, as the case may be, shall (a) notify Borrower of the claim promptly in writing and furnish Borrower with a copy of each material communication, notice or other action relating to the claim; (b) provide Borrower with all authority, information and assistance (for which Borrower will bear the reasonable expense) Borrower deems reasonably necessary to defend or settle the claim, suit or proceeding, (c) not make any admission, compromise, accept or settle any claim, suit or proceedings, and (d) give Borrower exclusive control of the defense, including the right to select counsel and to enter into a settlement.

         (iii) Notwithstanding any other provision herein to the contrary, including but not limited to this Section 9.6, in no event shall Borrower have any liability under the Loan Documents or the transactions contemplated thereby, with respect to, and the Administrative Agent, the Arranger, each Lender and each LC Issuer hereby waives, releases and agrees not to sue for, any incidental, indirect, exemplary, consequential, special or punitive damages, or for any loss of revenue, profits, capital or business or wasted management time, even if Borrower is made aware of the possibility of such damages or they are foreseeable, suffered by the Administrative Agent, the Arranger, each Lender and each LC Issuer in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby, except to the extent the Administrative Agent, the Arranger, each Lender and each LC Issuer is subject to a final, nonappealable judgment for claims for incidental, indirect, consequential, special or punitive damages by other Persons to the extent they are attributable to actions of the Borrower.

         (iv) The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement and shall continue in full force and effect until Termination has occurred.

9.7 NUMBERS OF DOCUMENTS.

         All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8 ACCOUNTING.

         Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9 SEVERABILITY OF PROVISIONS.

         Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 NONLIABILITY OF LENDERS.

         The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the
Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any incidental, indirect, exemplary, consequential, special or punitive damages, or for any loss of revenue, profits, capital or business or wasted management time, even if such Person is made aware of the possibility of such damages or they are foreseeable, suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby, except to the extent the Borrower, its
Subsidiaries or Affiliates is subject to a final, nonappealable judgment for claims for incidental, indirect, consequential, special or punitive damages by other Persons to the extent they are attributable to actions of the Administrative Agent, the Arranger, a Lender or an LC Issuer.

9.11 CONFIDENTIALITY.

         Each Lender agrees to hold any confidential information (the "Information") which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to such of its and its Affiliates' officers, directors, employees, agents and representatives (including outside counsel) as need to know such Information; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority (provided that such Lender shall, except for Information requested by any such bank regulatory authority, promptly notify Borrower (to the extent practicable and lawful, notice shall be given to the Borrower before such disclosure is made so as to permit Borrower to seek a protective order) of the circumstances and content of each such disclosure and shall request confidential treatment of any Information so disclosed); (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Lender on a non-confidential basis without a breach of confidence from a source other than the Borrower or its Affiliates or (C) was available to such Lender on a non-confidential basis prior to its disclosure to such Lender by the Borrower or its Affiliates; (iv) to the extent the Borrower shall have consented to such disclosure in writing, (v) to any Person in connection with any legal proceeding to which such Lender is a party (provided that such Lender, unless legally prevented from doing so, shall promptly notify Borrower as to any such disclosure so as to permit Borrower to seek a protective order), (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, subject to such entities and persons having agreed in writing to abide by the provisions of this Section 9.11, and (vii) permitted by Section
12.4. As used in this Agreement, Information includes by way of illustration and not of limitation, any financial statements, reports, materials, documents, certificates, plans, and any other information that the Borrower or any of its Subsidiaries, Divisions or Affiliates may have furnished or may hereafter furnish to the Administrative Agent or any Lender under the Loan Documents or in connection with the transactions contemplated thereby.

9.12 NONRELIANCE.

         Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.13 DISCLOSURE.

         The Borrower and each Lender hereby (i) acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and
(ii) waive any liability of Bank One or such Affiliate of Bank One to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its Affiliates.

                                   ARTICLE 10

                            THE ADMINISTRATIVE AGENT

10.1 APPOINTMENT; NATURE OF RELATIONSHIP.

         Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this
Article 10. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent
(i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code, and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2 POWERS.

         The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3 GENERAL IMMUNITY.

         Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4 NO RESPONSIBILITY FOR LOANS, RECITALS, ETC.

         Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5 ACTION ON INSTRUCTIONS OF LENDERS.

         The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or, as may be expressly required herein, all Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6 EMPLOYMENT OF ADMINISTRATIVE AGENTS AND COUNSEL.

         The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

10.7 RELIANCE ON DOCUMENTS; COUNSEL.

         The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8 ADMINISTRATIVE AGENT'S REIMBURSEMENT AND INDEMNIFICATION.

         The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between two or more of the Lenders), and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; PROVIDED that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9 NOTICE OF DEFAULT.

         The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10 RIGHTS AS A LENDER.

         In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11 LENDER CREDIT DECISION.

         Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12 SUCCESSOR ADMINISTRATIVE AGENT.

         The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor

Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.00. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan
Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13 ADMINISTRATIVE AGENT'S FEE.

         The Borrower agrees to pay to the Administrative Agent, for its own account, the fees agreed to by the Borrower and the Administrative Agent pursuant to that certain letter agreement dated February 17, 2000, or as otherwise agreed from time to time.

10.14 DELEGATION TO AFFILIATES.

         The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles 9 and 10.

10.15 DOCUMENTATION AGENT AND SYNDICATION AGENT.

         Neither the Documentation Agent nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

                                   ARTICLE 11

                            SETOFF; RATABLE PAYMENTS

11.1 SETOFF.

         In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs after the passage of any cure or notice period, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due; provided that such right of setoff shall not apply to amounts which may be held in (i) trust accounts or (ii) asset management accounts, including without limitation brokerage accounts, cash management accounts (other than depository accounts) or other money management or investment accounts of a non-depository nature with any Lender.

11.2 RATABLE PAYMENTS.

         If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                   ARTICLE 12

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 SUCCESSORS AND ASSIGNS.

         The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; PROVIDED, HOWEVER, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; PROVIDED, HOWEVER, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2 PARTICIPATIONS.

         12.2.1 PERMITTED PARTICIPANTS; EFFECT. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

         12.2.2 VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, fees or any Reimbursement Obligation or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of, or interest on any Loan in which such Participant has an interest, or any regularly-scheduled payment of fees on any such Credit Extension or Commitment, releases any guarantor of any such Credit Extension or releases any collateral held in the Facility LC Collateral Account (except in accordance with the terms hereof) or all or substantially all of any other collateral, if any, securing any such Credit Extension.

         12.2.3 BENEFIT OF SETOFF. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; PROVIDED that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3 ASSIGNMENTS.

         12.3.1 PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit "C" or in such other form as may be agreed to by the parties thereto. The consent of the Borrower, the Administrative Agent and the LC Issuer shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; PROVIDED, HOWEVER, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consents shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000.00, or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

         12.3.2 EFFECT; EFFECTIVE DATE. Upon (i) delivery ("Notice of Assignment") to the Administrative Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500.00 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.4 DISSEMINATION OF INFORMATION.

         Provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement, the Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports.

12.5 TAX TREATMENT.

         If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

                                   ARTICLE 13

                                     NOTICES

13.1 NOTICES.

         Except as otherwise permitted by Section 2.15 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or in its administrative questionnaire, or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, five (5) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section; PROVIDED that notices to the Administrative Agent under Article 2 shall not be effective until received.

13.2 CHANGE OF ADDRESS.


         The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                   ARTICLE 14

                                  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent, the LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

                                   ARTICLE 15

          CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW.

         THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ARIZONA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 CONSENT TO JURISDICTION.

         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ARIZONA STATE COURT SITTING IN PHOENIX, ARIZONA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

15.3 WAIVER OF JURY TRIAL.

         THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

                                  MICROCHIP TECHNOLOGY INCORPORATED,
                                  a Delaware corporation


                                  By: /s/ Steve Sanghi
                                      ------------------------------------------
                                  Title: President and Chief Executive Officer
                                         ---------------------------------------

                                         2355 West Chandler Boulevard
                                         Chandler, Arizona  85224-6199
                                         Attention:  Chief Financial Officer
                                         Telephone:  (480) 786-7374
                                         FAX:  (480) 917-4112
COMMITMENTS

$30,000,000.00                           BANK ONE, NA,
                                         Individually, as LC Issuer and as
                                         Administrative Agent


                                  By: /s/ Richard Hillsman
                                      ------------------------------------------
                                  Title: First Vice President
                                         ---------------------------------------

                                         1 Bank One Plaza
                                         Chicago, Illinois  60670
                                         Attention: Gloria Steinbrenner
                                         Telephone:  (312) 732-5714
                                         FAX:   (312) 732-4840

$22,500,000.00                    WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                  Individually and as Syndication Agent


                                  By: /s/ Brenda K. Testerman
                                      ------------------------------------------
                                  Title: Vice President
                                         ---------------------------------------

                                         100 West Washington, 25th Floor
                                         MAC S4101-251
                                         Phoenix, Arizona  85003
                                         Attention: Brenda K. Testerman
                                         Telephone:  (602) 378-2308
                                         FAX:  (602) 378-2350


$22,500,000.00                    BANK OF AMERICA, N.A.,
                                  Individually and as Documentation Agent


                                  By: /s/ Sugeet Manchanda
                                      ------------------------------------------
                                  Title: Vice President
                                         ---------------------------------------

                                         CA5-705-41-02
                                         555 California Street, 41st Floor
                                         San Francisco, California  94104
                                         Attention:  Sugeet Manchanda
                                         Telephone:  (415) 953-8090
                                         FAX:  (415) 622-4057


$15,000,000.00                    BANCA DI ROMA


                                  By: /s/ Thomas C. Woodruff/Richard G. Dietz
                                      ------------------------------------------
                                  Title: Vice President
                                         ---------------------------------------

                                         One Market
                                         Steuart Tower, Suite 1000
                                         San Francisco, California  94105
                                         Attention:  Thomas C. Woodruff
                                         Telephone:  (415) 977-7308
                                         FAX:  (415) 357-9869


$10,000,000.00                    THE NORTHERN TRUST COMPANY


                                         By: /s/ Mark Taylor
                                            ------------------------------------
                                         Title: Second Vice President
                                                --------------------------------

                                                50 South LaSalle Street
                                                Chicago, Illinois  60675
                                                Attention:  Mark Taylor
                                                Telephone:  (312) 557-2816
                                                FAX:  (312) 444-7028